Exhibit 99.1

ITC Reports Second Quarter and Year-to-Date 2016 Results

Highlights

•              Second quarter 2016 reported earnings of $0.46 per diluted common share; second quarter 2016 operating earnings of $0.58 per diluted common share

•              Reported earnings for the six months ended June 30, 2016 of $0.88 per diluted common share; operating earnings for the six months ended June 30, 2016 of $1.13 per diluted common share

•              Capital investments of $374.5 million for the six months ended June 30, 2016

•              Rate base and construction work in progress of $5.7 billion for the six months ended June 30, 2016

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2016	2015	2016	2015
REPORTED OPERATING REVENUES (GAAP)	$298,044	$275,058	$578,177	$547,545
REPORTED NET INCOME (GAAP)	$70,726	$72,336	$134,963	$139,468
OPERATING EARNINGS (Non-GAAP)	$88,653	$80,823	$173,104	$153,880
REPORTED DILUTED EPS (GAAP)	$0.46	$0.46	$0.88	$0.89
OPERATING DILUTED EPS (Non-GAAP)	$0.58	$0.52	$1.13	$0.98

NOVI, Mich., July 28, 2016 - ITC Holdings Corp. (NYSE: ITC) announced today its results for the quarter ended June 30, 2016.

Reported net income for the second quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $70.7 million, or $0.46 per diluted common share, compared to $72.3 million or $0.46 per diluted common share for the second quarter of 2015. For the six months ended June 30, 2016, reported net income was $135.0 million, or $0.88 per diluted common share, compared to $139.5 million, or $0.89 per diluted common share for the same period last year.

Operating earnings for the second quarter were $88.7 million, or $0.58 per diluted common share, compared to operating earnings of $80.8 million, or $0.52 per diluted common share for the second quarter of 2015. For the six months ended June 30, 2016, operating earnings were $173.1 million, or $1.13 per diluted common share, compared to operating earnings of $153.9 million, or $0.98 per diluted common share for the same period last year.

ITC invested $374.5 million in capital projects during the six month period ended June 30, 2016, including $85.2 million at ITCTransmission, $104.9 million at METC, $154.3 million at ITC Midwest, $21.5 million at ITC Great Plains and $8.6 million of Development.

“We are pleased to have delivered another strong quarter, both financially and operationally,” said Joseph L. Welch, chairman, president and CEO of ITC. “We are also making good progress on the Fortis acquisition of ITC with ITC’s shareholders approving the transaction in June. We continue to expect the transaction to close in 2016.”

Operating Earnings

Operating earnings are non-GAAP measures that exclude the impact of after-tax expenses associated with the following items:

1.              Regulatory charges of approximately $0.1 million pre-tax and after-tax for the second quarter and the six months ended June 30, 2016. These expenses totaled $1.1 million, or $0.01 per diluted common share for the six months ended June 30, 2015, and $1.5 million, on a pre-tax basis over the same period. The 2016 charge relates to a refund liability attributable to contributions in aid of construction (CIAC refund liability). The 2015 charge relates to management’s decision to write-off abandoned project costs at ITCTransmission.

2.              The estimated refund liability associated with the Midcontinent ISO (MISO) regional base ROE rate (the “base ROE”) of $6.1 million, or $0.04 per diluted common share, and $8.5 million, or $0.06 per diluted common share, for the second quarter of 2016 and 2015, respectively. On a pre-tax basis, these expenses were $9.9 million and $13.8 million for the second quarter of 2016 and 2015, respectively. These expenses totaled $17.7 million, or $0.11 per diluted common share, and $13.3 million or $0.08 per diluted common share for the six months ended June 30, 2016 and 2015, respectively and $28.8 million and $21.8 million on a pre-tax basis over the same period, respectively. The refund liability reflects the estimated refund obligation associated with the base ROE 206 complaints.

3.              Fortis transaction related expenses of $11.7 million, or $0.08 per diluted common share, and $20.4 million, or $0.14 per diluted common share for the second quarter and six month period ended June 30, 2016, respectively. On a pre-tax basis, these expenses were $15.6 million and $28.6 million over the same period, respectively.

Reported net income for the second quarter and six month period ended June 30, 2016 decreased by $1.6 million and $4.5 million or $0.01 per diluted common share, respectively, compared with the same period last year. The decrease compared to the prior period was largely attributable to higher Fortis transaction-related expenses partially offset by higher income associated with increased rate base at our operating companies for the second quarter and six month period ended June 30, 2016. In addition, there were higher MISO regional base ROE rate refund liabilities for the six months ended June 30, 2016.

Operating earnings for the second quarter and six month period ended June 30, 2016 increased by $7.9 million, or $0.06 per diluted common share, and $19.2 million, or $0.15 per diluted common share, respectively, compared with the same period last year. The increase compared to the prior period was largely attributable to higher income associated with increased rate base at our operating companies as well as lower non-recoverable bonus payments associated with the V-Plan project in the first quarter of 2016 compared to the same period in 2015. These beneficial factors were partially offset by the impact of electing bonus depreciation at all of our operating subsidiaries.

Balance Sheet Activities

On July 5, 2016, ITC Holdings issued $400.0 million aggregate principal amount of unsecured 3.25% notes, due June 30, 2026. The proceeds from the issuance were used to repay the $161.0 million outstanding under ITC Holdings’ term loan credit agreement and for general corporate purposes, primarily the repayment of indebtedness outstanding under ITC Holdings’ commercial paper program.

Fortis Inc. (“Fortis”) Transaction Update

During the second quarter, Fortis and ITC received shareholder approval to proceed with the transaction along with the completion of the review for the Committee on Foreign Investment in the United States. Completion of the proposed merger is subject to the following remaining processes: Federal Energy Regulatory Commission approval; United States Federal Trade Commission/Department of Justice approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; approvals from various State regulatory commissions; and the satisfaction of other customary closing conditions. All regulatory filings have been made and we are working through the various approval processes.  The transaction is expected to close by the end of this year.

Second Quarter 2016 Financial Results Detail — GAAP Measures

ITC’s reported operating revenues for the second quarter of 2016 increased to $298.0 million compared to $275.1 million for the second quarter of 2015. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by MISO and SPP as eligible for regional cost sharing partially offset by the election of bonus depreciation and the recognition of the refund liability relating to the ROE complaints.

Operation and maintenance (O&M) expenses of $27.6 million were $2.4 million lower than the same period in 2015. The decrease in O&M expenses was primarily due to lower vegetation management requirements.

General and administrative (G&A) expenses of $49.5 million were $17.0 million higher compared to the same period in 2015. The increase in G&A expenses was primarily due to higher professional services for the Fortis transaction and higher compensation expenses related to personnel additions.

Depreciation and amortization expenses of $39.4 million increased by $3.8 million compared to the same period in 2015 due to a higher depreciable base resulting from property, plant and equipment in-service additions.

Taxes other than income taxes of $22.4 million were $3.6 million higher than the same period in 2015. This increase was due to 2015 capital additions at our regulated operating subsidiaries, which are included in the assessment for 2016 personal property taxes.

Interest expense of $51.8 million increased by $1.6 million compared to the same period in 2015. The increase was due primarily to the refund liability relating to the ROE complaints and higher borrowing levels to finance capital investments.

The effective income tax rate for the second quarter of 2016 was 39.0 percent compared to 37.3 percent for the same period last year.

Second Quarter 2016 Financial Results Detail — Non-GAAP Measures

ITC’s adjusted operating revenues for the second quarter of 2016 increased to $306.2 million compared to $288.4 million for the second quarter of 2015. Amounts reported for the second quarter of 2016 and 2015 exclude approximately $8.2 million and $13.3 million, respectively, in reduced pre-tax revenues associated with the base ROE refund liability. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by MISO and SPP as eligible for regional cost sharing partially offset by the election of bonus depreciation.

Operation and maintenance (O&M) expenses of $27.6 million were $2.4 million lower than the same period in 2015. The decrease in O&M expenses was primarily due to lower vegetation management requirements.

General and administrative (G&A) expenses of $33.9 million were $1.4 million higher compared to the same period in 2015. Amounts reported for the second quarter of 2016 exclude approximately $15.6 million of pre-tax activity related to the Fortis transaction. The increase in G&A expenses was primarily due to higher compensation expenses related to personnel additions and higher professional services.

Depreciation and amortization expenses of $39.4 million increased by $3.8 million compared to the same period in 2015 due to a higher depreciable base resulting from property, plant and equipment in-service additions.

Taxes other than income taxes of $22.4 million were $3.6 million higher than the same period in 2015. This increase was due to 2015 capital additions at our regulated operating subsidiaries, which are included in the assessment for 2016 personal property taxes.

Interest expense of $50.1 million increased by $0.4 million compared to the same period in 2015. Amounts reported for the second quarter of 2016 and 2015 exclude $1.7 million and $0.5 million, respectively, of pre-tax expenses related to the adjustments to operating earnings. The increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the second quarter of 2016 was 37.4 percent compared to 37.5 percent for the same period last year. Amounts reported for the second quarter of 2016 and 2015 exclude income taxes of approximately $7.7 million and $5.3 million, respectively, associated with adjustments to operating earnings.

Year-to-Date 2016 Financial Results Detail — GAAP Measures

ITC’s reported operating revenues for the six months ended June 30, 2016 increased to $578.2 million compared to $547.5 million from the same period last year. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by MISO and SPP as eligible for regional cost sharing partially offset by the election of bonus depreciation and the recognition of the refund liability relating to the ROE complaints.

O&M expenses of $52.2 million were $3.4 million lower for the six months ended June 30, 2016 compared to the same period in 2015. The decrease in O&M expenses was primarily due to lower vegetation management requirements.

G&A expenses of $95.2 million were $21.8 million higher compared to the same period in 2015. The increase in G&A expenses was primarily due to higher professional services for the Fortis transaction and higher compensation expenses related to personnel additions partially offset by lower incentive-based compensation for bonus payments.

Depreciation and amortization expenses of $78.2 million increased by $8.2 million for the six months ended June 30, 2016 compared to the same period in 2015 due to a higher depreciable base resulting from property, plant and equipment in-service additions.

Taxes other than income taxes of $45.8 million were $4.6 million higher compared to the same period in 2015. This increase was due to 2015 capital additions at our regulated operating subsidiaries, which are included in the assessment for 2016 personal property taxes.

Interest expense of $102.2 million was $3.5 million higher compared to the same period in 2015. The increase in interest expense was due primarily to the refund liability relating to the ROE complaints and higher borrowing levels to finance capital investments.

The effective income tax rate for the six months ended June 30, 2016 was 38.6 percent compared to 37.5 percent for the same period in 2015.

Year-to-Date 2016 Financial Results Detail — Non-GAAP Measures

ITC’s adjusted operating revenues for the six months ended June 30, 2016 increased to $603.9 million compared to $568.4 million from the same period last year. Amounts reported for the six months ended June 30, 2016 and 2015 exclude approximately $25.7 million and $20.8 million, respectively, in reduced pre-tax revenues associated with the base ROE refund liability. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by MISO and SPP as eligible for regional cost sharing partially offset by the election of bonus depreciation.

O&M expenses of $52.2 million were $3.4 million lower for the six months ended June 30, 2016 compared to the same period in 2015. The decrease in O&M expenses was primarily due to lower vegetation management requirements.

G&A expenses of $66.7 million were $5.2 million lower compared to the same period in 2015. Amounts reported for the six months ended June 30, 2016 exclude approximately $28.5 million of pre-tax expenses related to the Fortis transaction and the six months ended June 30, 2015 exclude approximately $1.5 million of pre-tax expenses related to regulatory charges. The decrease in G&A expenses was primarily due to lower incentive-based compensation for bonus payments.

Depreciation and amortization expenses of $78.2 million increased by $8.2 million for the six months ended June 30, 2016 compared to the same period in 2015 due to a higher depreciable base resulting from property, plant and equipment in-service additions.

Taxes other than income taxes of $45.7 million were $4.5 million higher compared to the same period in 2015. Amounts reported for the six months ended June 30, 2016 exclude approximately $0.1 million of pre-tax expenses associated with the Fortis transaction. This increase was due to 2015 capital additions at our regulated operating subsidiaries, which are included in the assessment for 2016 personal property taxes.

Interest expense of $99.0 million was $1.2 million higher compared to the same period in 2015. Amounts reported for the six months ended June 30, 2016 and 2015 exclude approximately $3.2 million and $0.9 million, respectively, of pre-tax expenses associated with the adjustments to operating earnings noted previously. The increase in interest expense was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the six months ended June 30, 2016 was 37.6 percent compared to 37.5 percent for the same period in 2015. Amounts reported for the six months ended June 30, 2016 and 2015 exclude income taxes of $19.4 million and $8.8 million, respectively, associated with adjustments to operating earnings noted previously.

Other Available Information

More detail about second quarter 2016 results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Paper copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. Through its regulated operating subsidiaries ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along approximately 15,700 circuit miles of transmission line. ITC’s grid development focus includes growth through regulated infrastructure investment as well as domestic and international expansion through merchant and other commercial development opportunities. For more information, please visit ITC’s website at www.itc-holdings.com (ITC-itc-F).

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission. ITC’s management believes that operating earnings, or GAAP earnings adjusted for specific items as described in the release that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding ITC’s underlying performance, business and performance trends, and helps facilitate period to period comparisons. However, non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Stephanie Amaimo, 248-946-3572; samaimo@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2016	2015	2016	2015
OPERATING REVENUES	$298,044	$275,058	$578,177	$547,545
OPERATING EXPENSES
Operation and maintenance	27,611	30,026	52,207	55,588
General and administrative	49,462	32,493	95,170	73,387
Depreciation and amortization	39,369	35,578	78,241	70,013
Taxes other than income taxes	22,350	18,786	45,799	41,166
Other operating (income) and expenses — net	(282)	(233)	(546)	(469)
Total operating expenses	138,510	116,650	270,871	239,685
OPERATING INCOME	159,534	158,408	307,306	307,860
OTHER EXPENSES (INCOME)
Interest expense — net	51,804	50,198	102,221	98,672
Allowance for equity funds used during construction	(8,921)	(7,464)	(16,440)	(15,013)
Other income	(480)	(189)	(741)	(438)
Other expense	1,226	431	2,381	1,615
Total other expenses (income)	43,629	42,976	87,421	84,836
INCOME BEFORE INCOME TAXES	115,905	115,432	219,885	223,024
INCOME TAX PROVISION	45,179	43,096	84,922	83,556
NET INCOME	$70,726	$72,336	$134,963	$139,468
Basic earnings per common share	$0.46	$0.47	$0.88	$0.90
Diluted earnings per common share	$0.46	$0.46	$0.88	$0.89
Operating diluted earnings per common share	$0.58	$0.52	$1.13	$0.98
Dividends declared per common share	$0.1875	$0.1625	$0.3750	$0.3250

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Reported net income (GAAP)	$70,726	$72,336	$134,963	$139,468

Pre-tax regulatory charges	86	—	135	1,486
Taxes for regulatory charges	(35)	—	(55)	(403)
After-tax regulatory charges	51	—	80	1,083

Pre-tax MISO regional base ROE rate refund liability	9,904	13,824	28,803	21,784
Taxes for MISO regional base ROE rate refund liability	(3,774)	(5,337)	(11,142)	(8,455)
After-tax MISO regional base ROE rate refund liability	6,130	8,487	17,661	13,329

Pre-tax Fortis transaction related expenses	15,646	—	28,631	—
Taxes for Fortis transaction related expenses	(3,900)	—	(8,231)	—
After-tax Fortis transaction related expenses	11,746	—	20,400	—

Operating earnings (Non-GAAP)	$88,653	$80,823	$173,104	$153,880

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Reported diluted EPS (GAAP)	$0.46	$0.46	$0.88	$0.89
After-tax regulatory charges	—	—	—	0.01
After-tax MISO regional base ROE rate refund liability	0.04	0.06	0.11	0.08
After-tax Fortis transaction related expenses	0.08	—	0.14	—
Operating diluted EPS (Non-GAAP)	$0.58	$0.52	$1.13	$0.98

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30,	December 31,
(in thousands, except share data)	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$6,054	$13,859
Accounts receivable	147,882	104,262
Inventory	27,852	25,777
Regulatory assets	19,112	14,736
Income tax receivable	144,573	—
Prepaid and other current assets	15,622	10,608
Total current assets	361,095	169,242
Property, plant and equipment (net of accumulated depreciation and amortization of $1,540,568 and $1,487,713, respectively)	6,409,440	6,109,639
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $29,905 and $28,242, respectively)	44,283	45,602
Regulatory assets	245,870	233,376
Deferred financing fees (net of accumulated amortization of $1,661 and $1,277, respectively)	5,313	2,498
Other	50,802	44,802
Total other assets	1,296,431	1,276,441
TOTAL ASSETS	$8,066,966	$7,555,322
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$146,934	$124,331
Accrued compensation	18,977	24,123
Accrued interest	54,003	52,577
Accrued taxes	48,358	44,256
Regulatory liabilities	27,621	44,964
Refundable deposits from generators for transmission network upgrades	16,418	2,534
Debt maturing within one year	451,232	395,105
Other	21,475	31,034
Total current liabilities	785,018	718,924
Accrued pension and postretirement liabilities	64,792	61,609
Deferred income taxes	947,036	735,426
Regulatory liabilities	284,321	254,788
Refundable deposits from generators for transmission network upgrades	16,661	18,077
Other	29,249	23,075
Long-term debt	4,146,892	4,034,352
Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY
Common stock, without par value, 300,000,000 shares authorized, 153,365,025 and 152,699,077 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	842,893	829,211
Retained earnings	953,180	875,595
Accumulated other comprehensive (loss) income	(3,076)	4,265
Total stockholders’ equity	1,792,997	1,709,071
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,066,966	$7,555,322

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Six months ended
	June 30,
(in thousands)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$134,963	$139,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	78,241	70,013
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	(17,991)	(31,867)
Deferred income tax expense	207,964	47,979
Allowance for equity funds used during construction	(16,440)	(15,013)
Other	15,351	10,863
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(41,370)	(19,758)
Inventory	(2,049)	1,326
Income tax receivable	(144,573)	—
Prepaid and other current assets	(5,126)	(8,166)
Accounts payable	17,226	(581)
Accrued compensation	(3,110)	(4,497)
Accrued interest	1,426	1,693
Accrued taxes	4,102	2,310
Other current liabilities	(1,670)	(532)
Estimated potential refund related to return on equity complaints	28,803	21,784
Other non-current assets and liabilities, net	1,335	(17,623)
Net cash provided by operating activities	257,082	197,399
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(392,348)	(318,187)
Other	4,008	(5,542)
Net cash used in investing activities	(388,340)	(323,729)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	200,000	225,000
Borrowings under revolving credit agreements	461,000	638,500
Net issuance of commercial paper, net of discount	215,801	49,974
Repayments of revolving credit agreements	(509,400)	(729,100)
Repayment of term loan credit agreement	(200,000)	—
Issuance of common stock	10,506	10,704
Dividends on common and restricted stock	(57,278)	(50,467)
Refundable deposits from generators for transmission network upgrades	12,468	981
Repurchase and retirement of common stock	(8,318)	(21,838)
Other	(1,326)	(12,375)
Net cash provided by financing activities	123,453	111,379
NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,805)	(14,951)
CASH AND CASH EQUIVALENTS — Beginning of period	13,859	27,741
CASH AND CASH EQUIVALENTS — End of period	$6,054	$12,790